Exhibit 99.1

AZZ Second Quarter – Fiscal Year 2008 September 28, 2007

AZZ incorporated Reports Year-To-Date and Second

Quarter Results of Fiscal – Year 2008

For the six months when compared to the prior year – Revenues Increase 36%, Net Income up 30%, Earnings per share Increase 26% and Backlog is up 51%

Contact:	Dana Perry, Senior Vice President – Finance and CFO
AZZ incorporated 817-810-0095
Internet: www.azz.com

Lytham Partners 602-889-9700
Joe Dorame or Robert Blum
Internet: www.lythampartners.com

September 28, 2007 – FORT WORTH, TX - AZZ incorporated (NYSE:AZZ), a manufacturer of electrical products and a provider of galvanizing services today announced unaudited financial results for the three and six-month periods ended August 31, 2007. Revenues for the second quarter increased 30 percent to a record setting level of $81.6 million, compared to $62.9 million for the same period last year. Net income for the second quarter increased 54 percent to $8.1 million, or $0.66 per diluted share, compared to net income of $5.3 million, or $0.45 per diluted share, in last year’s fiscal second quarter.

For the six-month period, the Company reported revenues of $157 million, an increase of 36 percent compared to $115.3 million for the comparable period last year. Net income for the six months rose 30 percent to $12.3 million, or $1.01 per diluted share, compared to $9.4 million, or $0.80 per diluted share for the comparable six-month period last year.

Backlog at the end of our second quarter ending August 31, 2007, was $149.2 million versus $98.7 million at August 31, 2006, an increase of 51 percent. Backlog at our February 28, 2007 year-end and our first quarter of fiscal 2008 were $120.7 million and $144.8 million, respectively. Incoming orders for the second quarter totaled $86 million while shipments totaled $81.6 million resulting in a book to ship ratio of 105 percent. For the first six months, orders totaled $185.5 million while shipments totaled $ 157 million, resulting in a year-to-date book to ship ratio of 118 percent. Incoming orders for the first six months increased 32 percent when compared to the same period a year ago. Based upon current customer requested delivery dates and our planned production schedule, 57 percent of our backlog is expected to ship in the current fiscal year. Of our $149.2 million backlog, 29 percent is to be exported from the U.S.

Revenues for the Electrical and Industrial Products Segment increased 24 percent to $45.2 million for the second quarter ending August 31, 2007, compared to $36.5 million in the previous year’s second quarter. Operating income for the second quarter ending August 31, 2007, was $7.9 million, compared to $5.1 million in the second quarter of last year, an increase of 54 percent. Operating margins of 17.6 percent for the second quarter ending August 31, 2007 compare favorably to the 14.1 percent achieved in the prior year period. For the first six months, revenues increased 26 percent to $86 million and operating income increased 55 percent to $14.3 million compared to $68 and $ 9.2 million, respectively, for the first six months of the prior year.

Exhibit 99.1

AZZ Second Quarter – Fiscal Year 2008 September 28, 2007

Operating margin for the first six months was 16.6 percent which compares favorably to the 13.6 percent in the prior year period.

David H. Dingus, president and chief executive officer, commented, “The operating results for our Electrical and Industrial Products Segment continued at a record setting pace. Strong demand, enhanced operating efficiencies, improved pricing levels, excellent product mix, combined with the leverage gained from higher volume levels, drove margins to a most encouraging level. We continue to operate with a record backlog and are pleased with the balance between our product offerings. The power generation, transmission and distribution markets continued to expand and our industrial markets remained strong. Improved market coverage, and expansion of served markets, particularly international, remains a priority with us. The domestic and international quotation and inquiry activity continues to be good. Our challenge is to continue to seek out every opportunity to expand our served markets and increase our product offerings.”

Revenues for the Company’s Galvanizing Service Segment increased 38 percent to $36.5 million for the second quarter ending August 31, 2007, compared to $26.4 million in the previous year’s comparable quarter. Operating income for this segment was $9.2 million, compared to $8.5 million in the same quarter last year, an increase of 8 percent. We achieved operating margins of 25.3 percent for the second quarter ending August 31, 2007 despite our higher zinc cost. Operating margins of 32.3 percent were achieved in the prior year second quarter period. For the first six months of fiscal 2008, revenues increased 50 percent to $71 million, and operating income increased 19 percent to $17.8 million, compared to $47.3 and $15 million, respectively, for the first six months of the prior year. Year-to-date revenues for this segment increased 25 percent due to volume and 25 percent due to price. Of the 25 percent volume increase, 76 percent is attributable to the acquisition of Witt Galvanizing. Operating margins for the first six month of 25.1 percent are lower than the 31.7 achieved in the prior year period due to the recognition of higher zinc cost.

Mr. Dingus continued, “Robust market demand for our galvanizing services has positively impacted our ability to maximize our operating results. While pricing is up significantly, we are most pleased that our tonnage processed continues to increase. The second quarter results reflect the expensing of higher zinc cost, yet margin remained about the 25 percent level. The recent reduction in the cost of zinc will require us to closely monitor our operations and pricing for the balance of the current fiscal year in order to maintain margin levels. The programs of providing a superior level of service and performance to our customers continue to position us for further growth and expansion of our served markets and increased market share.”

Mr. Dingus concluded, “Based upon the evaluation of information currently available to management, we are increasing our previously issued guidance for fiscal year 2008. Our earnings are estimated to be within the range of $1.95 and $2.05 per diluted share and revenues to be within the range of $315 to $325 million. Our estimates assume that we will not have any significant customer requested delays in the delivery of our electrical and industrial products, and that the cost of zinc will not significantly decrease below current levels during the balance of the fiscal year, necessitating the need to adjust our pricing for our galvanizing services.”

AZZ incorporated will conduct a conference call to discuss financial results for the second quarter of fiscal 2008 at 11:00 a.m. ET on September 28, 2007. Interested parties can access the call by dialing (877) 356-5706 or (706) 643-0580 (international). The call will be web cast via

Exhibit 99.1

AZZ Second Quarter – Fiscal Year 2008 September 28, 2007

the Internet at www.azz.com/AZZinvest.htm. A replay of the call will be available for three days at (800) 642-1687, or (706) 645-9291 (international) confirmation #17343898, or for 30 days at www.azz.com/AZZinvest.htm.

AZZ incorporated is a specialty electrical equipment manufacturer serving the global markets of industrial, power generation, transmission and distributions, as well as a leading provider of hot dip galvanizing services to the steel fabrication market nationwide.

Except for the statements of historical fact, this release may contain forward-looking statements that involve risks and uncertainties some of which are detailed from time to time in documents filed by the Company with the SEC. Those risks and uncertainties include, but are not limited to: changes in customer demand and response to products and services offered by the company, including demand by the electrical power generation markets, electrical transmission and distribution markets, the industrial markets, and the hot dip galvanizing markets; prices and raw material costs, including zinc and natural gas which are used in the hot dip galvanizing process; changes in the economic conditions of the various markets the Company serves, foreign and domestic, customer requested delays of shipments, acquisition opportunities, adequacy of financing, and availability of experienced management employees to implement the Company’s growth strategy. The Company can give no assurance that such forward-looking statements will prove to be correct. We undertake no obligation to affirm, publicly update or revise any forward-looking statements, whether as a result of information, future events or otherwise.

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Condensed financial tables on attached page

Exhibit 99.1

AZZ Second Quarter – Fiscal Year 2008 September 28, 2007

AZZ incorporated

Condensed Consolidated Statement of Income

(in thousands except per share amounts)

	Three Months Ended		Six Months Ended
	August 31, 2007	August 31, 2006	August 31, 2007	August 31, 2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net sales	$81,606	$62,882	$156,983	$115,335
Costs and Expenses:
Cost of Sales	60,365	45,851	116,574	84,558
Selling, General and Administrative	8,363	8,524	20,367	15,802
Interest Expense	384	278	919	666
Net (Gain) Loss on Sales or Insurance Settlement of Property, Plant and Equipment	(2)	6	1	(437)
Other (Income)	(361)	(80)	(556)	(268)
Other Expense

	$68,749	$54,579	$137,305	$100,321

Income before income taxes and accounting change	$12,857	$8,303	$19,678	$15,014
Income Tax Expense	4,735	3,024	7,410	5,524

Income Before Cumulative Effect of Changes in Accounting Principles	8,122	5,279	12,268	9,490
Cumulative Effect of Changes in Accounting Principles (Net of Tax)				85

Net income	$8,122	$5,279	$12,268	$9,405

Net income per share
Basic	$.67	$.46	$1.03	$.81
Diluted	$.66	$.45	$1.01	$.80
Diluted average shares outstanding	12,277	11,786	12,151	11,730

Segment Reporting

(in thousands)

	Three Months Ended		Six Months Ended
	August 31, 2007	August 31, 2006	August 31, 2007	August 31, 2006
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net Sales:
Electrical and Industrial Products	$45,150	$36,520	$86,023	$68,026
Galvanizing Services	36,456	26,362	70,960	47,309

	$81,606	$62,882	$156,983	$115,335

Segment Operating Income (a):
Electrical and Industrial Products	$7,942	$5,148	$14,286	$9,228
Galvanizing Services	9,230	8,515	17,841	15,020

Total Segment Operating Income	$17,172	$13,663	$32,127	$24,248

Exhibit 99.1

AZZ Second Quarter – Fiscal Year 2008 September 28, 2007

Condensed Consolidated Balance Sheet

(in thousands)

	August 31, 2007	February 28, 2007
	(unaudited)	(audited)
Assets:
Current assets	$112,511	$111,967
Net property, plant and equipment	$48,681	$46,628
Other assets, net	$42,221	$42,313

Total assets	$203,413	$200,908

Liabilities and shareholders’ equity:
Current liabilities	$48,651	$49,715
Long term debt due after one year	$20,000	$35,200
Other liabilities	$4,464	$4,845
Shareholders’ equity	$130,298	$111,148

Total liabilities and shareholders’ equity	$203,413	$200,908

Condensed Consolidated Statement of Cash Flows

(in thousands)

	Six Months Ended
	August 31, 2007	August 31, 2006
	(unaudited)	(unaudited)
Net cash provided by (used in) operating activities	$15,085	$8,467
Net cash provided by (used in) investing activities	($5,961)	($3,642)
Net cash provided by (used in) financing activities	($8,963)	($3,302)

Net increase (decrease) in cash and cash equivalents	$161	$1,523
Cash and cash equivalents at beginning of period	$1,703	$1,259

Cash and cash equivalents at end of period	$1,864	$2,782

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